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                                   EXHIBIT 5

                          GIBSON, DUNN & CRUTCHER LLP
                              333 S. Grand Avenue
                         Los Angeles, California 90071
                           Telephone (213) 229-7000
                           Telecopier (213) 229-7520

                                  May 4, 2001

Jacobs Engineering Group Inc.
1111 South Arroyo Parkway
Pasadena, CA 91105

          Re:  Registration Statement on Form S-8
               -----------------------------------

Ladies and Gentlemen:

     We have acted as counsel to Jacobs Engineering Group Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of Common Stock, $1.00 par value, of the Company (the "Common Stock"). The 2,000,000 shares of Common Stock subject to the Registration Statement are to be issued under the Company's 1989 Employee Stock Purchase Plan, as Amended and Restated (the "Plan").

     We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

     Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by the Company of the Shares has been duly authorized and (ii) when issued in accordance with the terms of the Plan, the Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

     We are admitted to practice in the State of California, but are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinion set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. Subject to the foregoing, this opinion letter is limited to the laws of the State of California, the DGCL and federal law as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

                                    Very truly yours,

                                    /s/ GIBSON, DUNN & CRUTCHER LLP

                                    GIBSON, DUNN & CRUTCHER LLP

PFZ/JAL/JCM